Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE CFO TO TRANSITION OUT OF ROLE
AT THE END OF 2014

Portland, Ore. (November 5, 2014) – Craft Brew Alliance, Inc. (“CBA”) (Nasdaq: BREW), an independent craft brewing company, today announced that Mark D. Moreland, chief financial officer, will transition out of the CFO role effective December 31, 2014 and will assist the Company in a consultant capacity through the middle of 2015.

“During the past six years, Mark has played an instrumental role in helping evolve CBA to the healthy and growing company that we are today,” said Andy Thomas, chief executive officer, CBA. “From the initial merger between Widmer Brothers and Redhook, to the addition of Kona Brewing in 2010, and most recently, the expanded operations in Memphis, his leadership and financial expertise have been indispensable. On behalf of the entire company, I am deeply grateful for Mark’s many contributions, as well as his passion and commitment to CBA’s success during these years. We wish him the very best in his next endeavor.”

Mr. Moreland has served as the principal financial officer of the Company since 2008. He initially joined Widmer Brothers Brewing as CFO in April 2008 in preparation for the merger of Widmer Brothers and Redhook and has served as CBA’s chief financial officer since the merger in July 2008. Before joining the company, Mr. Moreland was Executive Vice President and Chief Financial Officer of Knowledge Learning Corporation and held various senior-level finance positions, including interim CFO, with Movie Gallery, Inc. and Hollywood Entertainment Corporation, which Movie Gallery acquired in 2005. Mr. Moreland received an MBA from the University of Michigan and a B.S. in Economics from the University of Texas at Arlington.

“I have been very fortunate to have had the opportunity to help CBA nearly double its revenue, while significantly improving its financial health over the last six years. I am confident CBA will continue to set itself apart in an increasingly competitive market,” said Moreland. “I look forward to helping the team continue to advance the company’s strategy in the first half of next year, and am also excited to pursue new opportunities in my professional career.”

Mr. Moreland will continue to direct the company's finance organization through the end of the year. Beginning January 1, 2015, he will serve as a senior consultant to assist in the CFO transition through May 31, 2015. The Company is initiating the search for a new CFO and will make an announcement when an appointment is made.

About Craft Brew Alliance

CBA is an independent, publicly traded craft brewing company that was formed through the merger of leading Pacific Northwest craft brewers – Widmer Brothers Brewing and Redhook Ale Brewery – in 2008. With an eye toward preserving and growing one-of-a-kind craft beers and brands, CBA welcomed Kona Brewing Company in 2010, and then launched Omission beer in 2012 and Square Mile Cider Company in 2013.

When Kurt & Rob Widmer founded Widmer Brothers Brewing in 1984, they didn’t confine their brewing exploration to strict style guidelines. To this day, Widmer Brothers continues to create craft beers with a unique and unconventional twist on traditional styles that are award winning and please a wide range of craft beer lovers. Redhook began in a Seattle transmission shop in 1981 and those colorful roots are reflected in the brand’s personality to this day. The eminently drinkable beers consistently win awards and please crowds across the United States. Kona Brewing was founded in 1994 by the father and son team of Cameron Healy and Spoon Khalsa, who dreamed of crafting fresh, local-island brews with spirit, passion and quality. As the largest craft brewery in Hawaii, Kona personifies the laid-back, passionate lifestyle and environmental respect of the Hawaiian people and culture. Omission beer is the first craft beer brand in the United States focused exclusively on brewing great tasting craft beers with traditional beer ingredients, including malted barley, that are specially crafted to remove gluten. Square Mile Cider was inspired by the fortitude and perseverance of the original pioneers and reinvigorates an enduringly classic beverage.

For more information, visit: www.craftbrew.com.

Media Contact:	Investor Contact:
Jenny McLean	Edwin Smith
Craft Brew Alliance, Inc.	Craft Brew Alliance, Inc.
(503) 331-7248	(503) 972-7884
jenny.mclean@craftbrew.com	ed.smith@craftbrew.com

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